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                                  EXHIBIT 4.10

                    CERTIFICATE OF THE DESIGNATIONS, POWERS,

                             PREFERENCES AND RIGHTS
                                     OF THE
                            SERIES A PREFERRED STOCK
                                (PAR VALUE $.01)

                                       OF

                            MIRACOR DIAGNOSTICS, INC.

         The undersigned DOES HEREBY CERTIFY that the following Resolution was duly adopted by the Board of Directors of MIRACOR DIAGNOSTICS, INC., a Utah corporation (the "Corporation"), at a meeting held on March 3rd, 2004.

                  RESOLVED, that one series of a class of authorized Preferred Stock, $.01 Par Value, of the Corporation is hereby created and that the designations, powers, preferences and relative, participating, optional or other special rights of the shares of such series, and qualifications, limitations or restrictions thereof, are hereby fixed as follows (this instrument is hereinafter referred to as the "Designation"):

         1. NUMBER OF SHARES AND DESIGNATIONS. Two Million Seven Hundred Two Thousand Seven Hundred Two (2,702,702) shares of the Preferred Stock, $.01 Par Value, of the Corporation are hereby constituted as a series of Preferred Stock of the Corporation designated as 3% Series A Preferred Stock (the "Series A Stock").

         2. DIVIDEND PROVISIONS. The holders of shares of Series A Stock shall be entitled to receive until conversion a dividend of $0.002775 cents per share of Series A Stock per quarter. In addition each Series A Stock holder will be entitled to receive dividends identical to any that may be paid to the holders of Common Stock $0.15 Par Value per share (the "Common Stock") of the Corporation or any other Capital Stock of the Corporation.

         3. RANK. The Series A Stock shall rank: (i) prior to all of the Corporation's Common Stock; (ii) prior to any class or series of capital stock of the Corporation hereafter created not specifically ranking by its terms senior to or on parity with the Series A Stock (collectively, "Junior Securities"); and (iii) on parity with any Series of Preferred Stock of the Corporation and any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms on parity with the Series A Stock (the "Parity Securities"), in each case as to the distribution of assets upon liquidation, dissolution or winding up of the Corporation.

         4. LIQUIDATION PREFERENCE.

                  (a) Upon any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary ("Liquidation"), the holders of record of the shares of the Series A Stock shall be entitled to receive, immediately after any distributions required by the Corporation's Certificate of Incorporation and any Certificate(s) of Designation, powers, preferences and rights, and before and in preference to any distribution or payment of assets of the Corporation, an amount in cash equal to Thirty Seven Cents ($0.37) per share (subject to adjustment in the event of stock splits,





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combinations or similar events), plus accrued and unpaid dividends through the date of payment. If, upon such Liquidation, the assets of the Corporation available for distribution to the holders of Series A Stock and/or any Parity Securities (if any) shall be insufficient to permit payment in full to the holders of the Series A Stock and/or the Parity Securities (if any), then the entire assets and funds of the Corporation legally available shall be distributed ratably among the holders of the Series A Stock and Parity Securities (if any) based upon the proportion the total amount distributable on each share upon liquidation bears to the aggregate amount available for distribution on all shares of the Series A Stock and/or the Parity Securities (if any).

                  (b) Upon the completion of the distributions required by subparagraph (a) of this Paragraph 4, if assets remain in the Corporation, they shall be distributed to holders of Junior Securities in accordance with the Corporation's Certificate of Incorporation and any certificate(s) of designation, powers, preferences and rights.

                  (c) For purposes of this Paragraph 4, a merger or consolidation or a sale of all or substantially all of the assets of the Corporation shall be considered a Liquidation except in the event that in such a transaction, the holders of the Series A Stock receive securities of the surviving corporation having substantially similar rights as the Series A Stock.

         5. CONVERSION. The holders of the Series A Stock shall have conversion rights as follows (the "Conversion Rights"):

                  (a) VOLUNTARY CONVERSION. The holders of Series A Stock shall have the right to convert their Series A Stock at any time into shares of Common Stock of the Corporation; provided, however, that no holder may convert in any ninety (90) day period (except for a period during which an automatic conversion event shall have occurred) more than fifty percent (50%) of the number of shares of Series A Stock initially acquired by the holder. The number of shares of Common Stock into which each share of the Series A Stock shall be convertible is collectively referred to as the "Conversion Rate." The initial Conversion Rate shall be one-to-one subject to anti-dilution adjustments as provided herein. Each share of Series A Stock shall be convertible after issuance of the certificate at the office of the Corporation or any transfer agent for such stock, or if there is none, then at the office of the transfer agent for the Common Stock, or if there is no such transfer agent, at the principal executive office of the Corporation, into that number of fully paid and non-assessable shares of Common Stock of the Corporation equal to divided by the conversion price in effect at the time of conversion (the "Conversion Price"), determined as hereinafter provided. For purposes of this Paragraph 5(a), such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the share(s) of Series A Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

                  (b) AUTOMATIC CONVERSION. In the event the Corporation consummates a "Liquidity Event" (which is defined as (i) any merger or consolidation involving the Corporation, unless the Corporation is the surviving entity in the merger or consolidation, (ii) any sale of all or substantially all of the assets of the Corporation, or (iii) any tender of at least a majority of the Company's outstanding shares of Common Stock), each share of Series A Stock then outstanding shall, by virtue of such conditions and without any action on the part of the holder thereof, be deemed automatically converted into that number of shares of Common Stock into which the Series A Stock would then be converted at the then effective Conversion Rate.

                  (c) MECHANICS OF CONVERSION. Before any holder of Series A Stock shall be entitled to convert the Series A Stock into share(s) of Common Stock, the holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state

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therein the name or names in which the certificate or certificates for shares of
Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver to such holder of Series A Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock as of such date.

                  (d) CONVERSION PRICE ADJUSTMENTS. The Conversion Price of the Series A Stock shall be subject to adjustment from time to time as set forth below:

                  (i) In the event of any new investments in the Corporation subsequent to the closing of the Series A Stock Round (each such investment, a "Next Round"), including without limitation subsequent Round(s) of private financing, the Series A Stock holders' purchase price (and conversion price) shall be subject to adjustments in connection with each Next Round if the offering price per share is below $0.37 per share (as adjusted for any stock combination, stock dividend, stock split, recapitalization, or other similar transaction occurring after the Closing). Each such adjustment shall reduce: (a) the conversion price, redemption price, liquidation price and conversion price of the Series A Stock, and corresponding Warrant(s) to the lowest offering price per share in all Next Rounds. Additional shares shall be issued to Series A Stock investors and additional Warrant(s) shall be issued to Warrant holders for any adjustments. The right to such adjustment shall terminate immediately after the closing of a given Next Round with aggregate non-dilutive cash proceeds to the Corporation of at least $3,000,000. The following shall not constitute a Next Round (provided that the principal purpose of any such issuance is for other than equity financing): (i) issuance of securities pursuant to the Company's stock-based Employee Compensation Plan(s), but so long as the aggregate amount of shares issued or reserved for issuance in respect of stock-based Employee Compensation Plans does not exceed eighteen percent (18%) of the Corporation's fully-diluted shares, (ii) securities issued in connection with any Joint Venture, Strategic Alliance, License Agreement, Marketing or Distribution or any similar Agreement(s) with respect to the Corporation's business or to any person with whom the Corporation has a similar relationship, or
         (iii) securities issued pursuant to, or to finance, the acquisition of any business, product technology, know-how whether by asset purchase, merger or otherwise.

                  (ii) In case the Corporation shall, prior to the conversion of all the Series A Stock: (a) issue Common Stock as a dividend or distribution on all shares of Common Stock of the Corporation; (b) split or otherwise subdivide its outstanding Common Stock; (c) combine the outstanding Common Stock into a smaller number of shares; or (d) issue by reclassification of its Common Stock (except in the case of a merger, consolidation or sale of all or substantially all of the assets of the Corporation as set forth in subparagraph 5(d)(iii) below) any shares of the capital stock of the Corporation the Conversion Price in effect on the record date for any stock dividend or the effective date of any such other event shall be decreased (or increased in the case of a reverse stock split) so that the holder of each share of the Series A Stock shall thereafter be entitled to receive, upon the conversion of such share, the number of shares of Common Stock or other capital stock which it would own or be entitled to receive immediately after the happening of any of the events mentioned above had such share of the Series A Stock been converted immediately prior to the close of business on such record date or effective date. The adjustments herein provided shall become effective immediately following the record date for any such stock dividend or the effective date of any such other events. There shall be no reduction in the Conversion Price in the event that the Corporation pays a cash dividend.

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                           (iii) A. In case the Corporation shall issue shares
         of Common Stock or any securities convertible into or exchangeable for Common Stock, other than "Excluded Securities" as defined below, for a consideration per share (the "Offering Price") less than the Conversion Price, the Conversion Price shall be adjusted immediately thereafter so that it shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the date of issuance by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares plus the number of shares of Common Stock which the aggregate consideration received for the issuance of such additional shares would purchase at the Conversion Price in effect immediately prior to the date of such issuance, and the denominator of which shall be the number of shares of Common Stock outstanding immediately after the issuance is made. The provisions of this subparagraph shall not apply retroactively to any Series A Stock that has been converted prior to the date of adjustment.

                                B. Except as otherwise, in no event shall the Conversion Price be increased above the initial Conversion Price, as otherwise adjusted pursuant to this Section 5.

                                C. No adjustment in the Conversion Price or the number of shares of Common Stock into which a share of Series A Stock may be converted shall be required unless such adjustment (plus any adjustments not previously made by reason of this subparagraph) would require an increase or decrease of at least .5% in the number of shares of Common Stock into which each share of the Series A Stock is then convertible; provided, however, that any adjustments which are not required to be made by reason of this subparagraph shall be carried forward and taken into account in any subsequent adjustment. All calculations and adjustments shall be made to the nearest cent or to the nearest whole share, as the case may be.

                                D. After each adjustment of the Conversion Price the Corporation shall promptly prepare a certificate signed by its Chief Executive Officer and/or its Chief Financial Officer and/or its Secretary and/or Assistant Secretary setting forth the Conversion Price, as so adjusted; the number of shares of Common Stock into which the Series A Stock may be converted, and a statement of the facts upon which such adjustment is based, and such certificate shall forthwith be filed with the transfer agent, if any, for the Series A Stock, and the Corporation shall cause such a copy of statement to be sent by certified mail to each holder of Series A Stock.

                                E. In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

                                F. In the case of the issuance of the Common
         Stock for any consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined in good faith by the Board of Directors.

                                G. The following issuances of Common Stock shall be excluded from the adjustments set forth in this Paragraph 5(d)("Excluded Securities"):

                                    (1) Shares of capital stock issued pursuant
         to a stock dividend or a stock split or other subdivision or recombination of shares;

                                    (2) Common Stock issued upon exercise of any
         Warrants, Options or other securities outstanding on the date of the closing of the current Note Offering

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                                    (3) Securities issued by the Corporation in
         an IPO pursuant to a firm commitment underwriting;

                                    (4) Securities issued to shareholders of any
         entity which merges into the Corporation in proportion to their stock holdings of such corporation immediately prior to such merger, upon such merger; or

                                    (5) Common Stock or Options or Warrants to
         purchase Common Stock issued to officers, directors or employees of and/or to consultants to the Corporation pursuant to any compensation agreement, Plan or arrangement or the issuance of Common Stock upon the exercise of any such options or Warrants outstanding on the date of the closing of the current Note Offering; and

                           (iii) In case of any reclassification or similar change of outstanding shares of Common Stock of the Corporation, or in case of the consolidation or merger of the Corporation with another corporation, or the conveyance of all or substantially all of the assets of the Corporation in a transaction in which holders of the Common Stock receive shares of stock or other property including cash, each share of the Series A Stock shall, after such event and subject to the other rights of the Series A Stock as set forth elsewhere herein, be convertible only into the number of shares of stock or other securities or property, including cash, to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such shares of the Series A Stock would have been entitled upon such reclassification, change, consolidation, merger or conveyance had such share been converted immediately prior to the effective date of such event.

                  (e) RESERVATION OF SHARES. The Corporation shall at all times reserve and keep available, out of its authorized but unissued shares of Common Stock, or out of shares of Common Stock held in its treasury, solely for the purpose of effecting the conversion of the shares of the Series A Stock, the full number of shares of Common Stock deliverable upon the conversion of all shares of the Series A Stock from time to time outstanding.

                  (f) FRACTIONAL SHARES. No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon the conversion of the Series A Stock.

                  (g) TAXES, ETC. The Corporation will pay any taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of the Series A Stock. However, the Corporation shall not be required to pay any tax which may be payable in respect to any transfer involved in the issue and delivery of shares of Common Stock upon conversion in a name other than that in which the shares of the Series A Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid.

                  (h) ASSURANCES. The Corporation will not, by amendment of its Articles of Incorporation, or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any o the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 6 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holder(s) of the Series A Stock against impairment.

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                  (i) REISSUANCE. No shares of Series A Stock which have been converted to Common Stock shall be reissued by the Corporation, provided, however, that any such share, upon being converted and canceled, shall be restored to the status of an authorized but un-issued share of Preferred Stock without designation as to series, rights or preferences and may thereafter be issued as a share of Preferred Stock not designated as Series A Stock.

         6. VOTING RIGHTS.

                  (a) The Series A Stock holder(s) shall be entitled to vote on a "as-if" converted basis and not as a separate class, except as specifically provided herein or otherwise required by law. Each share of the Series A Stock shall have the number of votes equal to the number of shares of Common Stock then issuable upon conversion of such shares of the Series A Stock into Common Stock.

                  (b) In addition to any other rights provided for herein or by law, the holders of Series A Stock shall be entitled to vote, together with the holder(s) of Common Stock as one class, on all matters as to which holders of Common Stock shall be entitled to vote, in the same manner and with the same effect a such Common Stock holders. In any such vote each share of Series A Stock shall entitle the holder thereof to the number of votes per share that equals the number of whole shares of Common Stock into which each such share of Series A Stock is then convertible, calculated to the nearest whole share.

                  (c) So long as any shares of the Series A Stock remain outstanding, the consent of the holder(s) of the then outstanding Series A Stock, either expressed in writing or at a meeting called for that purpose, shall be necessary to permit, effect or validate the creation and issuance of any series of Parity Securities, Preferred Stock, and/or other security of the Corporation which is senior in Liquidation and/or dividend rights to the Series A Stock.

                  (d) So long as any shares of the Series A Stock remain outstanding, the consent of all of the holder(s) of the then outstanding Series A Stock, either expressed in writing or at a meeting called for that purpose, shall be necessary to repeal, amend, or otherwise change this Designation and/or the Articles of Incorporation of the Corporation, in a manner which would alter or change the powers, preferences, rights, privileges, restrictions and conditions of the Series A Stock so as to adversely affect the Series A Stock.

                  (e) Each share of the Series A Stock shall entitle the holder thereof to one (1) vote on all matters to be voted on by the holders of the Series A Stock, as set forth above.

                  (f) In the event that the holders of the Series A Stock are required to vote as a class on any other matter, the affirmative vote of all of the holder(s) of the outstanding shares of Series A Stock shall be required to approve each such matter to be voted upon, and if any matter is approved by such requisite percentage of holders of Series A Stock, such matter shall bind all holders of Series A Stock.

         7. NO PREEMPTIVE RIGHTS. The holder(s) of the Series A Stock shall have no preemptive rights.

         8. STATUS OF CONVERTED STOCK. In the event any shares of Series A Stock shall be converted pursuant to Paragraph 5 hereof, the shares so converted shall be cancelled and shall not be issuable by the Corporation. The Articles of Incorporation of the Corporation, as amended, may be appropriately amended from time to time to effect the corresponding reduction in the Corporation's authorized capital stock.

         9. MISCELLANEOUS.

                  (a) There is no sinking fund with respect to the Series A
Stock.

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                  (b) The shares of the Series A Stock shall not have any
preferences, voting powers or relative, participating, optional, preemptive or other special rights except as set forth above in this Designation and in the Articles of Incorporation of the Corporation, as amended.

                  (c) The holders of the Series A Stock shall be entitled to receive all communications sent by the Corporation to the holders of the Common Stock.

                  (d) The holders of the Series A Stock shall be entitled to nominate either one Director and/or one representative to the Board of Directors of the Corporation, which Director and/or representative shall be an individual mutually agreeable to both the Corporation and to the holders of a majority of the Series A Stock,

         IN WITNESS WHEREOF, Miracor Diagnostics, Inc. has caused this Designation to be executed this 12th day of July, 2004.

         Attest:                         MIRACOR DIAGNOSTICS, INC.

/s/ Ross S. Seibert                         By:   /s/ M. Lee Hulsebus
--------------------------------            ------------------------------------
Secretary                                         M. Lee Hulsebus, C.E.O.

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